Exhibit 99.1
Corporate Headquarters
100 Motor Parkway, Suite 160
Hauppauge, NY 11788-5138
Direct Dial: 631-360-9304
Direct Fax: 631-360-9380
brock@bankofsmithtown.net

PRESS RELEASE

Release Date: April 24, 2008

Contact: Ms. Judith Barber
Corporate Secretary

SMITHTOWN BANCORP ANNOUNCES
FIRST QUARTER EARNINGS

Earnings Up 6%

Loans Increase 14%

At Least 4 New Branches
Opening This Year

Smithtown, NY, April 24, 2008 - Smithtown Bancorp (NASDAQ: SMTB), the parent company of Bank of Smithtown, today announced that the Company had earnings for the first quarter of 2008 of $3,573,886, or $.37 per share. These figures represent a 6% increase in net income and a 6% increase in basic earnings per share. Basic earnings per share for the last twelve months now stand at $1.49.

Loan growth was exceptionally strong during the first quarter. Loans grew by $140 million to $1.124 billion at the end of the period. This figure represents loan growth of 14% for the quarter.

Consistent with the loan application inflows that began last December, 78% of the first quarter net loan growth was in permanent mortgage loans. Generally, these loans are on fully-tenanted commercial or multi-family buildings with seasoned cash flows.

Loan payoffs diminished substantially with only $22 million paid off during the first quarter. This figure compares very favorably with the $102 million of payoffs during the fourth quarter of last year. It also compares favorably with payoffs of $77 million and $51 million in the second and third quarters of 2007, respectively. This reduced volume of payoffs contributed significantly to the Bank’s strong net loan growth during the first quarter of 2008.

The loan “pipeline” of approved but unfunded commitments at March 31, 2008, was $289 million, the strongest it has ever been at quarter’s end. During the past two quarters, the Bank has closed and funded approximately 90% of the pipeline during the following 90 days.

Asset quality remained strong. Nonperforming loans were .14% of total loans at the end of the quarter. The small increase of 7 basis points in nonperformers from $687,000 at December 31st to $1.6 million at March 31st is attributable to one relationship where the borrower has died and the loans are well-secured by multiple properties. The Bank does not hold any sub-prime loans, “Alt-A” loans, option ARMs, 2/28 ARMs or loans with teaser rates.

Due to the dramatic and unprecedented cuts in interest rates by the Federal Reserve during this past quarter, the Bank chose to fund its loan growth with low-cost structured borrowings from the Federal Home Loan Bank. The Bank drew down $150 million of this wholesale funding, mostly at rates ranging from 1.88% to 2.59%, and at an average rate of 2.44%.

The availability of these low-cost funds allowed the Bank to decrease rates on deposits more quickly than some of its competitors in an effort to offset the reductions in interest income caused by the rapid and deep Fed rate cuts. As a result, deposits decreased slightly during the quarter by $17 million, or less than 2%. We anticipate that the opening of two new branches during the second quarter, together with the introduction of several targeted promotional products, will rejuvenate the deposit growth that was not pursued during the first quarter. In fact, thus far during a little more than the first three weeks of the second quarter, with only one new branch opened for a short period of time, deposits have grown by $70 million.

Net interest margin decreased from the fourth quarter of last year by 15 basis points to 3.90%. This decrease was mostly caused by two factors. First, the Bank carried an average balance during the quarter of $440 million of loans tied to the “prime rate”. When the Fed rapidly reduced short-term rates by 200 basis points, interest income on these loans was reduced significantly. Secondly, the fixed rates on the types of high-quality permanent mortgage loans that the Bank has been adding to its portfolio are generally lower than the rates on construction lending and other types of business and consumer lending. Therefore, though the Bank has been able to decrease deposit rates some and borrow at a low cost from the Federal Home Loan Bank, the reduced rates on loans have nonetheless squeezed the margin on the asset side.

The Company continued to control noninterest expense effectively, posting an efficiency ratio of 52.60% for the first quarter, which is an improvement of 123 basis points over last year. The average efficiency ratio for peer group banks is 60.56%.

The Company’s Chairman & CEO, Brad Rock, commented: “It has become clear that the current economic environment is creating opportunities for us. Many of our competitors have had to curtail lending due to capital constraints or liquidity constraints caused by sub-prime mortgage problems and other difficulties. As a result, we have greatly increased opportunities for permanent commercial mortgage lending. Most of these loans are on fully-tenanted commercial and multi-family buildings with seasoned cash flows. Because of recent Fed rate cuts and the high quality of these loans, the rates on these loans are somewhat lower than what we are accustomed to, but the volume of these loans available to us is unprecedented for our Company. Last year, loans grew by $135 million. For the first quarter of this year, loans grew by $140 million. We expect these increased lending opportunities to continue for the near future, which should allow us to build a significantly increased revenue stream.”

Mr. Rock continued: “We intend to fund these loans with a combination of wholesale funding and deposit growth. Due to the Fed rate cuts, the low cost of wholesale funding and the high deposit rates being paid by some of our competitors, we decided not to pursue deposits aggressively during the first quarter, but rather to wait for the openings of our new branches later in the year as a source of new deposits. One of those branches opened in early April, another will open in late May, and at least two more (Manhattan and Huntington) will open later this year. We also continue to negotiate for other sites, two of which could open this year if deals are concluded.” The Bank also expects to open 5 or 6 new branches in 2009, including locations in Port Jefferson, Deer Park, Brentwood, East Setauket and St. James.

Founded in 1910, Bank of Smithtown is nearing its 100th anniversary as a community bank. The stock of its parent holding company, Smithtown Bancorp, is traded on the NASDAQ Global Market under the symbol “SMTB”. In a recent issue of U.S. Banker magazine, the Company was rated the sixth best “mid-size” bank in the United States, and the 13th best bank of any size. There are approximately 8,300 banks in the United States. Smithtown Bancorp has often been ranked among the top banks in the country, including having been rated #1 by U.S. Banker and other rating services. At various times in the past, the Company’s stock has also been rated by Investors Business Daily and U.S. Today as one of the top stocks in the nation.

* * *

Forward-Looking Statements

This release and other written materials and statements management may make, may contain forward-looking statements regarding the Company’s prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are sometimes identified by use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, “appear” or other similar expressions. The Company’s ability to predict results or the actual effects of its plans and strategies is inherently uncertain. Accordingly actual results may differ materially from anticipated results.

Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, a change in economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation and regulation; other risk factors disclosed in the Company’s reports filed with the Securities and Exchange Commission; and other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting the Company’s operations, pricing and services.

Investors are cautioned not to place undue reliance on forward-looking statements as a prediction of actual results. Except as required by applicable law or regulation, the Company undertakes no obligation to republish or revise forward-looking statements to reflect events or circumstances after the date the statements were made or to reflect the occurrences of unanticipated results. Investors are advised, however, to consult any further disclosures the Company makes on related subjects in our reports to the Securities and Exchange Commission.

Consolidated Balance Sheets

	As of
	March 31, 2008	March 31, 2007
ASSETS
Cash and due from banks	$19,936	$13,941
Federal funds sold	12,458	47,546
Total cash and cash equivalents	32,394	61,487

Investment securities:
Available for sale:
Obligations of U.S. government agencies	13,896	59,084
Mortgage - backed securities	24,269	2,639
Obligations of state and political subdivisions	5,834	8,565
Other securities	7,581	5,135
Total securities available for sale	51,580	75,423
Held to maturity:
Mortgage - backed securities	3	31
Obligations of state and political subdivisions	202	293
Total securities held to maturity (estimated fair value
$205 in 2008 and $327 in 2007)	205	324
Total investment securities	51,785	75,747

Restricted securities	9,048	2,547

Loans	1,124,033	890,505
Less: allowance for loan losses	9,039	7,414
Loans, net	1,114,994	883,091

Bank premises and equipment	23,506	22,334

Other assets
Cash value of company owned life insurance	19,159	18,385
Goodwill	3,923	2,077
Intangible assets	1,276	1,471
Other real estate owned	6,972	6,972
Other	19,121	15,068
Total other assets	50,451	43,973

Total assets	$1,282,178	$1,089,179

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Demand (non-interest bearing)	$108,637	$103,100
Money market	371,028	351,634
NOW	30,681	37,509
Savings	59,167	53,263
Time	404,217	408,813
Total deposits	973,730	954,319

Dividends payable	393	356
Other borrowings	175,000	35,000
Subordinated debt	38,836	18,217
Other liabilities	11,820	11,033
Total liabilities	1,199,779	1,018,925

Stockholders' equity
Common stock - $.01 par value (20,000,000 shares authorized at March 31, 2008 and 2007; 11,886,341 shares issued, 9,834,477 shares outstanding at March 31,
2008; 11,852,374 shares issued, 9,800,510 shares outstanding at March 31, 2007)	119	119
Additional paid in capital	26,070	4,302
Retained earnings	67,412	76,068
Accumulated other comprehensive loss	(1,140)	(173)
	92,461	80,316
Treasury stock (2,051,864 shares at cost)	(10,062)	(10,062)
Total stockholders' equity	82,399	70,254

Total liabilities and stockholders' equity	$1,282,178	$1,089,179

Consoidated Statements of Income

	For the Three Months Ended
	March 31,
	2008	2007
Interest income
Loans	$19,262	$17,713
Federal funds sold	8	311
Investment securities:
Taxable:
Obligations of U.S. government agencies	273	859
Mortgage - backed securities	238	37
Other securities	124	48
Subtotal	635	944
Exempt from federal income taxes:
Obligations of state & political subdivisions	58	79
Other interest income	125	59
Total interest income	20,088	19,106

Interest expense
Money market accounts (including savings)	3,350	3,535
Time deposits of $100,000 or more	1,796	1,959
Other time deposits	2,672	2,935
Other borrowings	889	384
Subordinated debt	422	344
Total interest expense	9,129	9,157
Net interest income	10,959	9,949
Provision for loan losses	800	400
Net interest income after provision for loan losses	10,159	9,549

Noninterest income
Trust and investment services	182	159
Service charges on deposit accounts	504	427
Revenues from insurance agency	1,048	903
Increase in cash value of company owned life insurance	198	230
Other	414	507
Total noninterest income	2,346	2,226

Noninterest expense
Salaries	3,146	2,992
Pension and other employee benefits	849	740
Net occupancy expense of bank premises	1,135	1,020
Furniture and equipment expense	657	645
Amortization of intangible assets	107	120
Other	1,078	1,128
Total noninterest expense	6,972	6,645
Income before income taxes	5,533	5,130
Provision for income taxes	1,958	1,751
Net income	$3,575	$3,379

Earnings per share
Basic earnings per share	$0.37	$0.35
Diluted earnings per share	$0.37	$0.35

Cash dividends declared	$0.04	$0.04
Weighted average common shares outstanding	9,787,266	9,766,753
Weighted average common equivalent shares	9,794,201	9,769,936

Comprehensive income	$2,607	$3,537

Selected Financial Data
(in thousands, except per share data)
	For the Three Months Ended
	March 31, 2008	March 31, 2007

Basic earnings per share (1)	$0.37	$0.35
Diluted earnings per share (1)	0.37	0.35

Assets	$1,282,178	$1,089,179
Loans	1,124,033	890,505
Deposits	973,730	954,319

Return on Average Equity	17.59	19.71
Cash Return on Average Equity (1)	17.93	20.18
Return on Average Tangible Equity (2)	18.79	20.82
Cash Return on Average Tangible Equity (3)	19.16	21.30

Return on Average Assets	1.19	1.28
Cash Return on Average Assets (1)	1.21	1.31
Return on Average Tangible Assets (2)	1.19	1.28
Cash Return on Average Tangible Assets (3)	1.22	1.31

Net Interest Margin	3.90	4.04

Efficiency	52.60	54.94
Efficiency - Cash Basis	51.80	54.15

(1) Excludes amortization of intangibles
(2) Excludes intangible assets
(3) Excludes amortization of intangibles and intangible assets